As filed with the Securities and Exchange Commission on November 29, 2018.

Registration No. 333-209498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209498

UNDER THE SECURITIES ACT OF 1933

Concordia International Corp.
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5770 Hurontario Street, Suite 310
Mississauga, Ontario, L5R 3G5
(Address of Principal Executive Offices) (Zip Code)

Concordia Healthcare Corp. Long Term Incentive Plan
Concordia Healthcare Corp. 2013 Stock Option Plan
(Full title of the plans)

C T Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(952) 828-4000
(Telephone number, including area code, of agent for service)

Copy to:

Gregory Fernicola, Esq.
Michael Saliba, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

[[NYCORP:3865778v4:08/14/2018--12:09 PM]]

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-209498) (the “Registration Statement”), filed with the Securities and Exchange Commission on February 12, 2016, covering an aggregate of 4,143,397 limited voting shares (f/k/a common shares), no par value, of Concordia International Corp. (the “Corporation”) issuable under the Concordia Healthcare Corp. Long Term Incentive Plan and the Concordia Healthcare Corp. 2013 Stock Option Plan.

On September 6, 2018, the Corporation completed the recapitalization transaction described in the Corporation’s management information circular dated May 15, 2018, and implemented pursuant to the court-approved plan of arrangement dated June 26, 2018, under the Canada Business Corporations Act (the “Plan of Arrangement”). As a result of the transactions contemplated by the Plan of Arrangement, the Company terminated all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment to the Registration Statement, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Canada, on November 29, 2018.

CONCORDIA INTERNATIONAL CORP.

By:	/s/ Melvin Ferry
	Name:	Melvin Ferry
	Title:	Director, Accounting and Reporting